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                                                                    Exhibit 99.1

PRESS RELEASE

            MRV Communications, Inc. Completes Private Placement of
                         $23 Million Convertible Notes


Chatsworth, CA -- June 4, 2003 - MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), today announced that it has completed its previously announced private placement of 5-year convertible notes to an institutional buyer, receiving gross proceeds of $23 million. As previously announced, the notes bear an interest rate of 5% per year and have a fixed conversion price of $2.32.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offer of the securities will be made only by means of a private offering circular. The notes and the shares of common stock of MRV Communications issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Investor Relations Contact
     Diana L. Hayden, 818-886-6782, ir@mrv.com